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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

          Consent Statement Pursuant to Section 14(a) of the Securities and Exchange Act of 1934 (Amendment No.)

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[ ]      Soliciting Material Pursuant to sec. 240.14a-12
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                                 NEOPHARM, INC.
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                (Name of Registrant as Specified in its Charter)
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                              JOHN N. KAPOOR, Ph.D.
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   (Name of Person(s) Filing Consent Statement, if other than the Registrant)
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

                              John N. Kapoor, Ph.D.
                          225 Deerpath Road, Suite 250
                           Lake Forest, Illinois 60045

                                                                 October 7, 2004

Dear Fellow NeoPharm Stockholder:

Since I started my efforts to reconstitute the Board of Directors of your Company as a first step in setting NeoPharm on a sustainable course for the future, many have asked me whether a $30 million cash burn rate can be achieved. The Other Incumbent Directors, of course, say that it cannot and, under their direction, some members of management are saying the same thing. I am not surprised. The Other Incumbent Directors stand for the status quo and inaction. This consent solicitation is about reform and restoring stockholder value.

              I FIRMLY BELIEVE THAT NEOPHARM CAN ACHIEVE AN ANNUAL
                   CASH BURN RATE OF APPROXIMATELY $30 MILLION

In arriving at this cash burn rate goal of approximately $30 million per year, I was not primarily focused on examining the Company's current expenses. This is because management and the Other Incumbent Directors have never been able to explain why NeoPharm is spending money at the current rate. I believe the Company's business objectives and results of operations as a whole must be reexamined and its cost structure overhauled. I used a zero-based budgeting approach to arrive at an expense level I believe is appropriate based upon the Company's situation and the status of its products. I began with my belief that the only trials which the Company currently should pursue are those which hold the promise of relatively prompt completion and commercial potential: the Phase III PRECISE trials for IL 13-PE38QQR and the three trials involving the Company's liposomal products (LErafAON, LEP-ETU and SN-38).

I believe the PRECISE Phase III trials for IL 13-PE38QQR will be completed in approximately 1 1/2 years (50 patients enrolled with an additional 250 needed), the LErafAON Phase I and Phase II trials in approximately 2 years, the LEP-ETU trials, assuming a 505(b)(2) filing is used, in approximately 3 1/2 years, and the SN-38 Phase II trials in approximately 1 1/2 years. I believe that in order to determine the appropriate level of expenditures for the Company, the starting point should be an assessment of the necessary clinical trials and their likely costs.

Based on my experience with clinical trials of other drugs and my knowledge of pharmaceutical company cost structures, particularly my experience as the Chairman of the Board of Introgen Therapeutics, Inc., a publicly-traded biopharmaceutical company which has an active clinical trials program and is focused, like NeoPharm, on the development and commercialization of cancer drugs, and my knowledge of NeoPharm's key products, I believe that the Company should be able to conduct:

     o the remaining PRECISE trials at a cost of approximately $13,750,000 ($55,000 approximate cost per patient times 250 patients remaining);

     o the LErafAON Phase I trials at a cost of approximately $375,000 ($15,000 approximate cost per patient times 25 patients);

     o the LErafAON Phase II trials at a cost of approximately $1,500,000 ($25,000 approximate cost per patient times 60 patients);

     o the LEP-ETU trials at a cost of approximately $7,500,000 assuming the project is pursued with a 505(b)(2) filing ($25,000 approximate cost per patient times approximately 300 patients); and

     o the SN-38 Phase II trials at a cost of approximately $1,700,000 ($25,000 approximate cost per patient times 60 patients for a total of $1,500,000, plus a Pharmakenetic cost of $200,000).

Based on this very limited level of clinical trial activity, I believe that the infrastructure necessary for the support of the Company's operations would consist of approximately 60 employees with approximately 25 in the clinical department, 25 in research and development and 10 in general and administrative capacities. I estimate that the costs associated with each of these activities would be approximately as follows: clinical - $5,800,000 per year; research and development - $5,500,000 per year; and general and administrative - $6,000,000 per year.

Spreading the costs of each of the clinical trials evenly over their estimated time to completion results in expected annual clinical trial costs as follows:

        ------------------------------------------------------------------------
                                  Year 1             Year 2            Year 3
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        PRECISE                $ 9,166,667        $ 4,583,333               --
        ------------------------------------------------------------------------
        LErafAON                   937,500            937,500               --
         -----------------------------------------------------------------------
        LEP-ETU                  2,142,857          2,142,857        $ 2,142,857
        ------------------------------------------------------------------------
        SN-38                    1,133,333            566,666               --
        ------------------------------------------------------------------------
        Total                  $13,380,357        $ 8,230,356        $ 2,142,857
        ------------------------------------------------------------------------
These clinical trial cost estimates, plus the presumed annual infrastructure expenses, yield the following estimated cash burn rate on an annualized basis:

                                          Year 1         Year 2         Year 3

Clinical trial                         $13,380,357    $ 8,230,356    $ 2,142,857
G & A                                    6,000,000      6,000,000      6,000,000
Clinical Dept                            5,800,000      5,800,000      5,800,000
R & D                                    5,500,000      5,500,000      5,500,000
                                       -----------    -----------    -----------
  Total Annual Cash Burn Rate          $30,680,357    $25,530,356    $19,442,857

The goal of an approximately $30 million annual burn rate, as outlined above, is sound and realistic. It represents a future for your Company that holds the potential for enhanced stockholder value.

                   THE OTHER INCUMBENT DIRECTORS HAVE NO PLAN

The Other Incumbent Directors have NO PLAN to restore stockholder value in your Company.

According to their ISS Presentation dated September 30, 2004, their current "plan" consists of reducing the burn rate (with no specifics), continuing PRECISE trial enrollment and evaluating the current portfolio for licensing opportunities. This is simply more of the same non-action from a DO NOTHING board.

     o They have not provided any plan or information detailing how they intend to reduce the burn rate and say they will not do so until November 2004.
     o "Evaluating the portfolio for licensing" is not a viable alternative to the reforms that your Company so desperately needs.
     o In fact, they have such a lack of knowledge about the Company's products that they wanted to hire consultants to value the portfolio.

This is not a "success" as they would have you believe--rather, it is a DISMAL FAILURE.

The Other Incumbent Directors have never had a plan. They have always just assumed the money would be there, either from financing or from their gamble on the Pharmacia arbitration.

How will they finance your Company now? You guessed it--unless cash is conserved the only alternative will be stock offerings. The risk of unacceptable dilution to you as a stockholder is very real.

I believe that the Other Incumbent Directors' stewardship of your Company can be summed up as follows:

     o    Collapsing stock price.
     o    Complacency and inaction.
     o    Unwillingness to challenge management.
     o    Lack of financial discipline.
     o    No plan to restore stockholder value.

The Other Incumbent Directors sat idly by while stockholders, the true owners of NeoPharm, lost millions of dollars. Please sign, date and return the WHITE consent card to replace the Other Incumbent Directors with an active board that will step up and implement the reforms NeoPharm requires.

DO NOT FALL FOR WHAT I BELIEVE ARE SMOKE AND MIRROR TACTICS ON THE PART OF THE OTHER INCUMBENT DIRECTORS.

Thank you for your support.

/s/ John N. Kapoor, Ph.D.

John N. Kapoor, Ph.D.


Various statements made in this letter about future expectations, plans and prospects for the Company constitute forward-looking statements for purposes of the Safe-Harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the Risk Factors section of the Company's most recent Annual Report on Form 10-K and in the Company's prospectus supplement and accompanying prospectus which are on file with the Securities and Exchange Commission.

                        Please SIGN, DATE and RETURN the
                       enclosed WHITE consent card today.

         IMPORTANT NOTE: If your shares are held in the name of a bank, broker or other nominee, then only it can execute a consent on your behalf and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly contact the person responsible for your account and give instructions for a WHITE consent card
                     representing your shares to be signed, dated
                       and returned as soon as possible.

                 If you have any questions, or need assistance
                      in voting your shares, please call:

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